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                                                EXHIBIT 99.3
                                                ------------



        UPDATED SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data as of and for the years ended November 30, 1996, 1995, 1994, 1993 and 1992 has been derived from, and is qualified by reference to, the audited financial statements of the Company. The selected financial data as of and for the nine months ended August 31, 1997 has been prepared on a basis consistent with the audited financial statements and derived from unaudited financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the company for the unaudited interim periods.

On November 10, 1997, the shareholders of the Company approved a 1 for 30 reverse stock split (the "Reverse Split"). All share and per share data in the schedule below has been retroactively restated to effect to the Reverse Split.

                                            Nine Months Ended                         Years Ended November 30
                                            -----------------                         -----------------------

                                             August 31, 1997      1996           1995           1994           1993           1992
                                             ---------------      ----           ----           ----           ----           ----
                                              (unaudited)
Results of Operations:
     Revenues                                    $52,228         $7,526         $7,926         $9,297         $7,142         $7,297
     Net Income (Loss)                             3,367             35             52         (1,943)        (1,065)          (824)
     Net Income (Loss) per Share                   67.34           0.71           1.13         (39.65)        (21.73)        (16.82)

Financial Condition:
     Total Assets                                 $5,989        $46,324        $47,570        $50,963        $56,236        $59,731
     Notes Payable                                    --         30,753         31,967         34,382         35,938         38,229
     Shareholders' Equity per Share               (11.39)        310.30         309.86         300.67         338.01         361.25
     Cash Dividends Declared per Share              9.00           0.00           0.00           0.00           1.49          10.52
     Average Shares Outstanding                       50             49             46             49             49             49

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